Exhibit 107

Calculation of Filing Fee Tables

FORM S-4
(Form Type)

Elbert Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(f)(1) and 457(c)	23,317,070	N/A	$66,628,530	0.0001102	$7,343
Fees Previously Paid
	Total Offering Amounts					$66,628,530		$7,343
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$7,343

(1)Represents the maximum number of the registrant’s shares of common stock estimated to be issuable upon completion of the Transactions (as defined in this S-4 Registration Statement) and registered on this S-4 Registration Statement. The maximum number of the registrant’s shares of common stock is calculated as the product of (a) 1.22, the conversion factor for the New ADES all-stock consideration election set forth in the Transaction Agreement pursuant to which the Transactions are effectuated, and (b) 19,112,353 shares of Advanced Emissions Solutions, Inc.’s common stock (the total number of shares of Advanced Emissions Solutions, Inc.’s common stock outstanding as of October 10, 2022).
(2)Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price is equal to the product of (a) 23,317,070 (the number of shares of the registrant’s common stock estimated to be issuable upon completion of the Transactions (as defined in this S-4 Registration Statement), and (b) 2.8575) (the average of the high and low prices of shares of Advanced Emissions Solutions, Inc.’s common stock on November 1, 2022 as reported on the Nasdaq Global Market).